Exhibit 10.13

EMPLOYMENT AGREEMENT

This Employment Agreement (the “Agreement”), entered into as of November 13, 2025, with employment commencing on November 17, 2025 (the “Effective Date”), is made by and between Andy Stewart (the “Executive”) and Ionic Digital Inc., a Delaware corporation (the “Company”).

RECITALS

A. It is the desire of the Company to assure itself of the services of the Executive by engaging the Executive to perform services under the terms hereof.

B. The Executive desires to provide services to the Company on the terms herein provided.

C. This Agreement is intended to supersede any prior agreements or understandings, whether formal or informal, between the Executive and the Company or any of its Affiliates (as defined below).

AGREEMENT

NOW, THEREFORE, in consideration of the foregoing and of the respective covenants and agreements set forth below, the parties hereto agree as follows:

1. Certain Definitions.

(a) “Accountants” shall have the meaning set forth in Section 12(b).

(b) “Accrued Obligations” shall have the meaning set forth in Section 5(a).

(c) “Action” shall have the meaning set forth in Section 10.

(d) “Affiliate” shall mean, with respect to any Person, any other Person directly or indirectly controlling, controlled by or under common control with such Person, where “control” shall have the meaning given such term under Rule 405 of the Securities Act of 1933, as amended.

(e) “Agreement” shall have the meaning set forth in the preamble hereto.

(f) “Annual Base Salary” shall have the meaning set forth in Section 3(a).

(g) “Annual Bonus” shall have the meaning set forth in Section 3(b).

(h) “Board” shall mean the Board of Directors of the Company.

(i) “Business” shall have the meaning set forth in Section 6(b).

(j) The Company shall have “Cause” to terminate the Executive’s employment pursuant to Section 4(a)(iii) hereunder upon the occurrence of any of the following, as determined by the Board based on facts available to the Board at the time of determination: (i) willful and continued failure to perform his duties to the Company, other than any such failure resulting from his incapacity due to physical or mental illness; provided, that the performance of the Company, in of itself, shall not be considered evidence of his failure to perform his duties with the Company, so long as he is exerting his reasonable best efforts in good faith; (ii) willful misconduct that is or may reasonably be expected to be materially injurious to the Company or any of its affiliates; (iii) material breach of the Company’s code of conduct or any other material policy of the Company that is applicable to the Executive; (iv) engagement in fraud, embezzlement or illegal or unethical conduct which is, in each case, materially injurious to the Company or any of its affiliates; (v) conviction of, or a plea of guilty or no contest to, any (A) felony or comparable crime under foreign law or (B) criminal offense involving fraud, dishonesty or moral turpitude; or (vi) the Executive’s breach of the (A) confidentiality or non-disparagement provisions or (B) the non-competition and non-solicitation provisions to which the Executive is subject, including, without limitation, Sections 6 and 7 hereof; provided that the Company shall provide the Executive with written notice of the events or occurrences described above, and, to the extent curable and reasonably capable of prompt cure, an opportunity to cure within ten (10) calendar days (except that the Executive shall not be given more than one opportunity in the aggregate to remedy such occurrences).

(k) “Code” shall mean the Internal Revenue Code of 1986, as amended.

(l) “Company” shall, except as otherwise provided in Sections 6 and 7, have the meaning set forth in the preamble hereto.

(m) “Company Parties” shall have the meaning set forth in Section 7(b).

(n) “Competing Business” shall have the meaning set forth in Section 6(b).

(o) “Confidential Information” shall have the meaning set forth in Section 7(a).

(p) “Corporate Opportunities” shall have the meaning set forth in Section 12.

(q) “Date of Termination” shall mean (i) if the Executive’s employment is terminated by his death, the date of his death, (ii) if the Executive’s employment is terminated pursuant to Section 4(a)(ii)-(v), the date specified or otherwise effective pursuant to Section 4(b) or (iii) if the Executive’s employment is terminated upon expiration of the Term due to either party’s non-renewal in accordance with Section 2(b), the last day of the then-current Term.

(r) “Disability” shall mean the disability of the Executive caused by any physical or mental injury, illness or incapacity as a result of which Executive has been unable to effectively perform the essential functions of Executive’s duties for a continuous period of more than 90 days or for any 180 days (whether or not continuous) within a 365-day period, as determined by the Board in good faith.

(s) “Effective Date” shall have the meaning set forth in the preamble hereto.

(t) “Excess Parachute Payment” shall have the meaning set forth in Section 12(c).

(u) “Excise Tax” shall have the meaning set forth in Section 12(a).

(v) “Executive” shall have the meaning set forth in the preamble hereto.

(w) “Full Payment” shall have the meaning set forth in Section 12(a).

(x) “Governmental Entity” means any national, state, county, local, municipal, or other government or any court of competent jurisdiction, administrative agency, commission or other governmental authority or instrumentality.

(y) “Inventions” shall have the meaning set forth in Section 7(c).

(z) “Notice of Termination” shall have the meaning set forth in Section 4(b).

(aa) “Person” shall mean an individual, partnership, corporation, limited liability company, business trust, joint stock company, trust, unincorporated association, joint venture, Governmental Entity, or other entity of whatever nature.

(bb) “Proprietary Rights” shall have the meaning set forth in Section 7(c).

(cc) “Reduced Payment” shall have the meaning set forth in Section 12(a).

(dd) “Restricted Period” shall have the meaning set forth in Section 6(b).

(ee) “Section 409A” shall have the meaning set forth in Section 11.

(ff) “Severance Payments” shall have the meaning set forth in Section 5(b)(i).

(gg) “Severance Period” shall have the meaning set forth in Section 5(b)(i).

(hh) “Target Bonus” shall have the meaning set forth in Section 3(b).

(ii) “Term” shall have the meaning set forth in Section 2(b).

(jj) “Transaction Payment” shall have the meaning set forth in Section 12(a).

2. Employment.

(a) In General. The Company shall employ the Executive, and the Executive shall enter the employ of the Company, for the period set forth in Section 2(b), in the position set forth in Section 2(c), and upon the other terms and conditions herein provided.

(b) Term of Employment. The Company agrees to employ the Executive, and the Executive agrees to be employed by the Company, in each case, pursuant to this Agreement, for a period commencing on the Effective Date, and continuing until the Date of Termination (such period, the “Term”).

(c) Position and Duties.

(i) Position. During the Term, the Executive shall serve as the Chief Executive Officer of the Company, with duties, responsibilities and authority customary for such position. Such duties, responsibilities and authority may include services for one or more subsidiaries or Affiliates of the Company. The Executive shall report to the Board. The Executive shall devote the Executive’s full business time, skill, attention to the performance of the Executive’s duties hereunder; provided, however, that the Executive shall be entitled to (A) serve on civic, charitable and religious boards and, with advance written notice to the Board, one (1) for-profit board of directors and (B) manage the Executive’s personal and family investments, in each case, to the extent that such activities do not materially interfere with the performance of the Executive’s duties and responsibilities hereunder, are not in conflict with the business interests of the Company or its Affiliates and do not otherwise compete with the business of the Company or its Affiliates. For the avoidance of doubt, if a majority of the Board determines that the Executive is providing services to another entity that is competitive with the Company, the Executive shall cease to provide such services (as a director or otherwise) as soon as possible following the Executive’s receipt of written notice from the Board.

(ii) Board Service. As of the Effective Date, the Company shall cause the Executive to be appointed a director of the Company, or if unable to be appointed directly, then nominate Executive to be appointed as a director of the Company. During the Term, the Company shall nominate the Executive for re-election as a director of the Company upon the expiration of the Executive’s initial term as a director and upon the expiration of each subsequent term thereafter.

3. Compensation and Related Matters.

(a) Annual Base Salary. During the Term, the Executive shall receive a base salary at a rate of five hundred thousand dollars ($500,000) per annum, which shall be paid in accordance with the customary payroll practices of the Company, subject to annual review and possible increase (but not decrease) as determined by the Board in its sole discretion, except for any proportionate reduction that applies as part of a reduction to substantially all senior executives of the Company (the “Annual Base Salary”).

(b) Annual Bonus. With respect to each fiscal year that ends during the Term, the Executive shall be eligible to receive an annual cash bonus (the “Annual Bonus”), with a target Annual Bonus amount equal to one hundred percent (100%) of the Annual Base Salary (the “Target Bonus”). The Executive’s actual Annual Bonus for a given year, if any, shall be determined in the Board’s sole discretion on the basis of the Executive’s and/or the Company’s attainment of objective financial and/or other subjective or objective criteria established by the Board and determined by objectives proposed by the Executive and advocated by the chairman of the compensation committee of the Board. Notwithstanding the foregoing, (i) the Executive’s Annual Bonus for the 2025 fiscal year shall be equal to the prorated portion of Target Bonus, determined based on the number of days worked in such fiscal year, which bonus will be paid by March 15, 2026, and (ii) the Executive’s Annual Bonus for the 2026 fiscal year will be no less than $250,000. If the Company enters into a definitive transaction agreement with respect to a liquidity event, or an initial public offering is registered, in each case by June 30, 2026, the Executive’s Annual Bonus for the 2026 fiscal year will be no less than $500,000. Notwithstanding the foregoing, no Annual Bonus shall be payable with respect to any fiscal year unless the Executive remains continuously employed with the Company on the date of payment, except as otherwise provided in Section 5 below.

(c) Benefits.

(i) During the Term, the Executive shall be entitled to participate in the employee benefit plans, programs and arrangements of the Company now (or, to the extent determined by the Board, hereafter) in effect, subject to and in accordance with their terms, including pension benefits and medical and welfare benefits. For the avoidance of doubt, nothing herein is intended, or shall be construed, to require the Company or its Affiliates to institute or continue any particular benefit plan, program or arrangement, and such benefit plans, programs or arrangements may be amended or terminated from time to time in accordance with their terms.

(d) Vacation. During the Term, the Executive shall be entitled to vacation that is no less favorable than other senior executives at the Company, in accordance with the Company’s vacation policies as in effect from time to time. Any vacation shall be taken at the reasonable and mutual convenience of the Company and the Executive.

(e) Equity. As soon as reasonably practicable following the Effective Date, the Executive shall be granted 186,875 Restricted Stock Units and 560,625 Performance Stock Units (the “Equity Award”), subject to such other terms and conditions as set forth in the Company’s Omnibus Incentive Plan and the award agreements substantially in the forms attached hereto as Exhibit A.

(f) Expenses.

(i) Business Expenses. During the Term, the Company shall reimburse the Executive for all reasonable travel and other business expenses incurred by the Executive in the performance of the Executive’s duties to the Company, in accordance with the Company’s expense reimbursement policies and procedures (which shall include appropriate itemization and substantiation of expenses incurred).

(g) No Additional Compensation. Except as otherwise provided herein, the Executive shall not be entitled to any additional compensation for his service as a member of the Board or other positions or titles he may hold with any subsidiary or Affiliate of the Company to the extent he is so appointed.

4. Termination. The Executive’s employment hereunder may be terminated by the Company or the Executive, as applicable, without any breach of this Agreement only under the following circumstances:

(a) Circumstances.

(i) Death. The Executive’s employment hereunder shall terminate upon his death.

(ii) Disability. If the Executive has incurred a Disability, the Company may give the Executive written notice of its intention to terminate the Executive’s employment. In that event, the Executive’s employment with the Company shall terminate effective on the later of the thirtieth (30th) calendar day after receipt of such notice by the Executive and the date specified in such notice; provided that within the thirty (30) calendar day period following receipt of such notice, the Executive shall not have returned to full-time performance of his duties hereunder.

(iii) Termination with Cause. The Company may terminate the Executive’s employment with Cause.

(iv) Termination without Cause. The Company may terminate the Executive’s employment without Cause.

(v) Resignation. The Executive may resign from the Executive’s employment upon not less than forty-five (45) calendar days’ advance written notice to the Board.

(b) Notice of Termination. Any termination of the Executive’s employment by the Company or by the Executive under this Section 4 (other than termination pursuant to Section 4(a)(i) (death)) shall be communicated by a written notice to the other party hereto (i) indicating the specific termination provision in this Agreement relied upon, (ii) except with respect to a termination pursuant to Section 4(a)(iv) (Termination without Cause), setting forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of the Executive’s employment under the provision so indicated and (iii) specifying a Date of Termination as provided herein (a “Notice of Termination”). If the Company delivers a Notice of Termination under Section 4(a)(ii) (Disability), the Date of Termination shall be at least thirty (30) calendar days following the date of such notice; provided, however, that such notice need not specify a Date of Termination, in which case the Date of Termination shall be determined pursuant to Section 4(a)(ii). If the Company delivers a Notice of Termination under Section 4(a)(iii) or 4(a)(iv) (Termination with Cause, Termination Without Cause), the Date of Termination shall be, in the Company’s sole discretion, the date on which the Executive receives such notice or any subsequent date selected by the Company. The failure by the Company to set forth in the Notice of Termination any fact or circumstance that contributes to a showing of Cause shall not waive any right of the Company hereunder or preclude the Company from asserting such fact or circumstance in enforcing the Company’s rights hereunder.

(c) Termination of All Positions. Upon termination of the Executive’s employment for any reason, the Executive agrees to resign, as of the Date of Termination or such other date requested by the Company, from all positions on the Board and all committees thereof (and, if applicable, from the board of directors or similar governing bodies (and all committees thereof) of all other Affiliates of the Company) and from all other positions and offices that the Executive then holds with the Company and its subsidiaries and Affiliates. The Executive agrees to promptly execute such documents as the Company, in its sole discretion, shall reasonably deem necessary to effect such resignations, and in the event that the Executive is unable or unwilling to execute any such document, Executive hereby grants his proxy to any officer of the Company to so execute on his behalf.

5. Company Obligations upon Termination of Employment.

(a) In General. Subject to Section 11(b), upon termination of the Executive’s employment for any reason, the obligations of the Company to pay or provide the Executive with compensation and benefits under Section 3 shall cease, and the Company shall have no further obligations to provide compensation or benefits to the Executive hereunder except the Executive (or the Executive’s estate) shall be entitled to receive (i) any amount of the Executive’s Annual Base Salary earned through the Date of Termination not theretofore paid, (ii) any amount arising from the Executive’s participation in, or benefits under, any employee benefit plans, programs or arrangements under Section 3(c) (other than severance plans, programs or arrangements), which amounts shall be payable in accordance with the terms and conditions of such employee benefit plans, programs or arrangements including, where applicable, any death and disability benefits, (iv) any accrued vacation pay owed to the Executive pursuant to Section 3(d) and (v) any expenses owed to the Executive under Section 3(f) (the “Accrued Obligations”).

(b) Termination without Cause. Subject to Section 11(b) and subject to the Executive’s continued compliance with the covenants contained in Sections 6 and 7, if the Company terminates the Executive’s employment without Cause pursuant to Section 4(a)(iv), the Company shall, in addition to the Accrued Obligations:

(i) Continue to pay the Annual Base Salary in accordance with the Company’s customary payroll practices during the period (the “Severance Period”) beginning on the Date of Termination and ending on the earlier to occur of (A) the twelve (12) month anniversary of the Date of Termination and (B) the first date that the Executive violates any covenant contained in Section 6 and 7 (the “Severance Payments”).

(ii) pay the Executive a prorated portion of the Annual Bonus payable with respect to the fiscal year in which such termination occurs, determined on a daily basis, based solely on the actual level of achievement of the applicable performance goals for such year, and payable if and when annual bonuses are paid to other senior executives of the Company with respect to such year; and

(iii) to the extent not paid as of the Date of Termination, pay the Executive the Annual Bonus payable with respect to the fiscal year immediately preceding the calendar year in which such termination occurs, based on actual performance for such year, and payable if and when annual bonuses are paid to other senior executives of the Company with respect to such year;

provided, however, that notwithstanding the foregoing, (A) the amounts payable to the Executive under this Section 5(b) shall be contingent upon and subject to the Executive’s execution and non-revocation of a general waiver and release of claims agreement in the Company’s customary form (and the expiration of any applicable revocation period), on or prior to the sixtieth (60th) calendar day following the Date of Termination; and (B) the installment payments pursuant to this Section 5(b) shall commence on the first payroll period following the effective date of such release of claims, and the initial installment shall include a lump-sum payment of all amounts accrued under this Section 5(b) from the Date of Termination through the date of such initial payment.

(c) Survival. The expiration or termination of the Term shall not impair the rights or obligations of any party hereto, which shall have accrued prior to such expiration or termination.

(d) No Other Severance. Executive expressly acknowledges that any severance payments and benefits under the Section 5(b) are in lieu of any other payments or benefits that the Executive may otherwise be eligible to receive under any Company plan, policy or program providing for severance, separation pay or salary continuation payments or benefits.

6. Non-Competition; Non-Solicitation; Non-Hire.

(a) Acknowledgements. The Executive acknowledges that the Company has expended and shall continue to expend substantial amounts of time, money and effort to develop business strategies, employee and customer relationships and goodwill and build an effective organization. The Executive acknowledges that the Executive is and shall become familiar with the Company’s Confidential Information (as defined below), including trade secrets, and that the Executive’s services are of special, unique and extraordinary value to the Company and its Affiliates. The Executive acknowledges that the Company has a legitimate business interest and right in protecting its Confidential Information, business strategies, employee and customer relationships and goodwill, and that the Company would be seriously damaged by the disclosure of Confidential Information and the loss or deterioration of its business strategies, employee and customer relationships and goodwill. The Executive acknowledges (i) that the business of the Company and its Affiliates is national in scope and without geographical limitation within the United States and (ii) notwithstanding the jurisdiction of formation or principal office of the Company and its Affiliates, or the location of any of their respective executives or employees (including, without limitation, the Executive), it is expected that the Company and its Affiliates will have business activities and have valuable business relationships within their respective industries throughout the United States. The Executive further acknowledges that although the Executive’s compliance with the covenants contained in Sections 6 and 7 may prevent the Executive from earning a livelihood in a business similar to the business of the Company, the Executive’s experience and capabilities are such that the Executive has other opportunities to earn a livelihood and adequate means of support for the Executive and the Executive’s dependents. In addition, the Executive agrees and acknowledges that the potential harm to the Company of the non-enforcement of Sections 6 and 7 outweighs any potential harm to the Executive of their enforcement by injunction or otherwise.

(b) Restrictions. The Executive shall not, at any time during the Term or during the twelve (12) month period (the “Restricted Period”) following the Date of Termination:

(i) directly or indirectly engage in, provide services to, have any equity interest in, or manage or operate any Person, firm, corporation, partnership, business or entity (a “Business”) (whether as director, officer, employee, principal, agent, representative, owner, partner, member, security holder, consultant, volunteer or otherwise) that engages in (either directly or through any subsidiary or Affiliate thereof) the digital infrastructure and cryptocurrency mining business, including the development of facilities related to digital infrastructure and cryptocurrency mining in any geographic location in which the Company, its subsidiaries or Affiliates engage in, whether through selling, distributing, manufacturing, marketing, purchasing, or otherwise, that competes with the Company or any entity owned by the Company (a “Competing Business”) if performing the duties and responsibilities of such engagement or association could result in the Executive (1) intentionally or unintentionally using, disclosing or relying on Confidential Information (as defined below) to which the Executive had access by virtue of the Executive’s job duties or other responsibilities with the Company or (2) exploiting customer goodwill cultivated in the course of the Executive’s employment with the Company. Notwithstanding the foregoing, the Executive shall be permitted to (I) acquire a passive stock or equity interest in such a Competing Business (including the stock that the Executive owns on the date hereof in Flexential and TierPoint); provided that the stock or other equity interest acquired is not more than five percent (5%) of the outstanding interest in such Business and the Executive does not actively participate in the business of such Business, and (II) following the termination of the Executive’s employment with the Company, advise financial sponsors in matters that are not competitive with any businesses of the Company;

(ii) directly or indirectly solicit or recruit, on his own behalf or on behalf of any other Person, the services of, or hire or engage, or interfere with the Company’s relationship with, any individual who is (or, at any time during the Term, was) an employee, independent contractor or director of the Company, or solicit any of the Company’s then-current employees, independent contractors or directors to terminate services with the Company; provided that the placement of general advertisements in newspapers, magazines or electronic media shall not, by itself, constitute a breach of this Section 6(b)(ii);

(iii) directly or indirectly, on his own behalf or on behalf of any other Person, recruit or otherwise solicit, any customer, client, distributor, vendor, sales agency, independent sales representative, subscriber, supplier, licensee, licensor or other business relation of the Company, or encourage or induce any such Person to terminate its arrangement with the Company or otherwise change or interfere with its relationship with the Company; or

(iv) perform any action, activity or course of conduct which is substantially detrimental to the businesses or business reputations of the Company or any of its subsidiaries or Affiliates, including (A) interfering with the relationship of the Company or any of its subsidiaries or Affiliates with any Person who or which is employed by or otherwise engaged to perform services for, or any customer, client, distributor, vendor, sales agency, independent sales representative, subscriber, supplier, licensee, licensor or other business relation of the Company or any of its subsidiaries or Affiliates or (B) assisting any Person in any way to do, or attempt to do, anything prohibited by Section 6(b)(i), (ii), (iii) or (iv)(A) above.

The Restricted Period shall be tolled during (and shall be deemed automatically extended by) any period in which the Executive is in violation of any of the provisions of Section 6(b).

(c) Enforceability. In the event that the terms of this Section 6 shall be determined by a final and non-appealable judicial decision by a court of competent jurisdiction to be unenforceable by reason of its extending for too great a period of time or over too great a geographical area or by reason of its being too extensive in any other respect, it will be interpreted to extend only over the maximum period of time for which it may be enforceable, over the maximum geographical area as to which it may be enforceable, or to the maximum extent in all other respects as to which it may be enforceable, all as determined by such court in such action. Moreover, and without limiting the generality of Section 8, notwithstanding the fact that any provision of this Section 6 is determined not to be specifically enforceable, the Company will nevertheless be entitled to recover monetary damages as a result of the Executive’s breach of such provision.

(d) Company Defined. As used in this Section 6, the term “Company” shall include the Company, and any direct or indirect subsidiaries and Affiliates thereof and any successors thereto.

(e) Waiver. The provisions contained in Section 6(b) may be waived with the prior written consent of the Board.

7. Non-Disclosure of Confidential Information; Non-Disparagement; Intellectual Property.

(a) Non-Disclosure of Confidential Information; Return of Property.

(i) Confidential Information. Except as required in the faithful performance of the Executive’s duties hereunder, during the Term and in perpetuity thereafter, the Executive shall maintain in confidence and shall not directly, indirectly or otherwise, use, disseminate, disclose or publish, or use for the Executive’s benefit or the benefit of any Person, any confidential or proprietary information or trade secrets (A) of or relating to the Company or any of its Affiliates, including, without limitation, information with respect to the Company’s or any of its Affiliates’ operations, protocols, processes, products, inventions, business practices, finances, principals, vendors, suppliers, customers, potential customers, marketing methods, costs, prices, contractual relationships, regulatory status, compensation paid to employees or other terms of employment or (B) that was or is received or obtained in confidence by, or on behalf of the Company from any other Person (collectively, “Confidential Information”), or deliver to any Person any document, record, notebook, computer program or similar repository of or containing any such Confidential Information; provided that the Executive’s good faith performance of the Executive’s duties and responsibilities for the Company and its Affiliates during employment shall not be deemed a breach of this Section 7(a). Upon the Executive’s termination of employment for any reason, the Executive shall promptly deliver to the Company all correspondence, drawings, manuals, letters, notes, notebooks, reports, programs, plans, proposals, financial documents or any other documents concerning the Company’s or any of its Affiliates’ Confidential Information, customers, business plans, marketing strategies, products or processes. The Executive further agrees that any property situated on the premises of, and owned by, the Company or its subsidiaries or Affiliates, including disks and other storage media, filing cabinets or other work areas, is subject to inspection by the Company’s personnel at any time with or without notice. The Executive may respond to a lawful and valid subpoena or other legal process but shall give the Company the earliest possible notice thereof, shall, as much in advance of the return date as possible, make available to the Company and its counsel the documents and other information sought and shall assist such counsel in resisting or otherwise responding to such process; provided that, subject to Section 7(a)(iv), (A) the Executive shall promptly notify the Company in writing, and consult with and assist the Company in seeking a protective order or request for other appropriate remedy, (B) in the event that such protective order or remedy is not obtained, or if the Company waives compliance with the terms hereof, the Executive shall disclose only that portion of the Confidential Information which, based on the written advice of the Executive’s legal counsel, is legally required to be disclosed and shall exercise reasonable best efforts to provide that the receiving Person shall agree to treat such Confidential Information as confidential to the extent possible (and permitted under applicable law) in respect of the applicable proceeding or process and (C) the Company shall be given an opportunity to review the Confidential Information prior to disclosure thereof.

(ii) Disputes. Without limiting the foregoing, the Executive agrees to keep confidential the existence of, and any information concerning, any dispute between the Executive and the Company or its Affiliates, except that the Executive may disclose information concerning such dispute to the Executive’s immediate family, to the Company’s senior management and legal personnel charged with handling any such disputes, to the court that is considering such dispute or to the Executive’s financial and legal counsel and advisors (provided that such counsel and advisors agree not to disclose any such information other than as necessary to the prosecution or defense of such dispute).

(iii) Prior Employer Information. The Executive further agrees that the Executive will not improperly use or disclose any confidential information, proprietary information or trade secrets, if any, of any former employers or any other Person to whom the Executive has an obligation of confidentiality, and will not bring onto the premises of the Company or its Affiliates any unpublished documents or any property belonging to any former employer or any other Person to whom the Executive has an obligation of confidentiality unless consented to in writing by the former employer or other Person.

(iv) Permissible Disclosure of Confidential Information. Notwithstanding anything to the contrary contained herein, nothing in this Agreement shall prohibit the Executive from reporting possible violations of federal law or regulation to or otherwise cooperating with or providing information requested by any governmental agency or entity, including, but not limited to, the Department of Justice, the Securities and Exchange Commission, the Congress and any agency Inspector General, or making other disclosures that are protected under the whistleblower provisions of federal law or regulation. The Executive does not need the prior authorization of the Company to make any such reports or disclosures and the Executive is not required to notify the Company that the Executive has made such reports or disclosures.

(b) Non-Disparagement; Media Statements. The Executive shall not, at any time during the Term and in perpetuity thereafter, directly or indirectly, disparage, criticize or otherwise make derogatory statements (whether or not such statements legally constitute libel or slander) regarding the Company or any of its Affiliates, successors, shareholders, partners, members, employees, directors or officers (the “Company Parties”). The foregoing shall not be violated by the Executive’s truthful responses to legal process or inquiry by a Governmental Entity or to incorrect, disparaging or derogatory public statements to the extent reasonably necessary to correct or refute such public statements. During and after any employment with the Company, regardless of how, when or why such employment ends, the Executive shall not, absent the explicit prior written approval of the Company, (i) announce or otherwise make any statement relating to the actual, intended or proposed termination of the Executive’s employment with the Company (other than disclosure to the Executive’s immediate family, professional or medical advisers provided the Executive ensures such individuals maintain the confidentially of this information), (ii) comment upon or discuss any of the Company or the Company Parties (whether disparagingly or otherwise) in or through any media (including, but not limited to, any online or social media), (iii) make any statement, posting or other communication that purports to be on behalf of any of the Company or the Company Parties, or which a third party may reasonably perceive has been authorized, approved or endorsed by any of the Company or the Company Parties or reflects the views of any of the Company Parties, (iv) share, post, transmit or upload any material related in any material respect to any of the Company or the Company Parties with, to, through or on any online or other media or (v) aid or assist any other Person to do any of the foregoing.

(c) Intellectual Property Rights.

(i) Inventions and Proprietary Rights. The Executive agrees that the results and proceeds of the Executive’s services for the Company (including, but not limited to, any trade secrets, products, services, processes, know-how, designs, developments, innovations, analyses, drawings, reports, techniques, technology, formulas, methods, developmental or experimental work, improvements, discoveries, inventions, ideas, source and object codes, programs, matters of a literary, musical, dramatic or otherwise creative nature, writings and other works of authorship) resulting from services performed while an employee of the Company or otherwise in the course of Executive’s work for the Company and any works in progress, whether or not patentable or registrable under copyright or similar statutes, that were made, developed, conceived or reduced to practice or learned by the Executive, either alone or jointly with others (collectively, “Inventions”), shall be works-made-for-hire and the Company shall be the sole and exclusive owner throughout the universe of any and all trade secret, patent, copyright and other intellectual property rights (collectively, “Proprietary Rights”) of whatsoever nature therein, whether or not now or hereafter known, existing, contemplated, recognized or developed, with the right to use the same in perpetuity in any manner the Company determines in its sole discretion, without any further payment to the Executive whatsoever. Executive hereby irrevocably assigns and agrees to assign any and all of the Executive’s right, title and interest in and to all Inventions, including, without limitation, any and all Proprietary Rights of whatsoever nature therein and thereto, whether or not now or hereafter known, existing, contemplated, recognized or developed, to the Company, and the Company shall have the right to use the same in perpetuity throughout the universe in any manner determined by the Company without any further payment to the Executive whatsoever. Executive shall promptly and fully disclose to the Company all information known to the Executive concerning such Inventions. The Executive hereby irrevocably assigns to the Company any and all claims, of any nature whatsoever, that the Executive now or may hereafter have for past, present or future infringement of any Proprietary Rights assigned hereunder to the Company.

(ii) Moral Rights. To the maximum extent permitted by applicable law, Executive hereby irrevocably and unconditionally waives, quitclaims and agrees never to assert, in each case with respect to the Company or any successor or assignee thereof, any claims Executive may now or hereafter have in any jurisdiction to any rights of paternity, integrity, disclosure and withdrawal or any other rights that may be known or referred to as “moral rights” or “authors rights” (“Moral Rights”) in or with respect to any Inventions or Proprietary Rights or the use of any of the foregoing. To the extent any Moral Rights cannot be so waived or quitclaimed, Executive hereby consents to any action of the Company or its successor or assignee that would violate such Moral Rights in the absence of such consent. The foregoing waiver, quitclaim, non-assertion and consent are made in favor of, and extend to the Company and all successors and assignees thereof.

(iii) Use of Prior IP. Executive agrees not to use, incorporate or include, or permit or cause to be used, incorporated or included, any intellectual property or other proprietary rights owned or purported to be owned by Executive or any other Person (collectively, “Prior IP”), in each case with or in any Inventions or any products or services (or any component or portion thereof) of the Company, in each case, without the prior written consent of the Company. Notwithstanding the foregoing, if, in the course of Executive’s employment by the Company, Executive uses, incorporates or includes, or permits or causes to be used, incorporated or included, any Prior IP, in each case with or in any of the Inventions or any products or services (or any component or portion thereof) of the Company, or if Executive uses, or permits or causes to be used, any Prior IP within the scope of Executive’s employment by the Company or otherwise in the performance of Executive’s work or services for or on behalf of the Company, Executive hereby grants to the Company a perpetual, irrevocable, non-exclusive, worldwide, freely-transferable, royalty-free and fully paid up license (with the right to grant sublicenses through multiple levels of sublicensees) under all proprietary rights to make, have made, use, sell, offer to sell, license, import, export, reproduce, modify, create derivative works of and works based upon, perform, display, execute, distribute, digitally transmit and otherwise exploit any of such Prior IP in any medium or format, whether now known or hereafter developed or discovered.

(iv) Executive Assistance. The Executive agrees that, from time to time, as may be requested by the Company and at the Company’s sole cost and expense, the Executive shall do any and all things that the Company may reasonably deem useful or desirable to establish or document the Company’s exclusive ownership throughout the United States of America or any other country of any and all Proprietary Rights in any such Inventions, including, without limitation, the execution of appropriate copyright and/or patent applications or assignments. To the extent the Executive has any Proprietary Rights in the Inventions that cannot be assigned in the manner described above, the Executive unconditionally and irrevocably waives the enforcement of such Proprietary Rights and grants the Company a perpetual, irrevocable, exclusive, worldwide, freely-transferable, royalty-free and fully paid up license (with the right to grant sublicenses through multiple levels of sublicensees), under all proprietary rights, to make, have made, use, sell, offer to sell, license, import, export, reproduce, modify, create derivative works of and works based upon, perform, display, execute, distribute, digitally transmit and otherwise exploit any Proprietary Rights and Inventions in any medium or format, whether now known or hereafter developed or discovered. This Section 7(c) is subject to and shall not be deemed to limit, restrict or constitute any waiver by the Company of any Proprietary Rights of ownership to which the Company may be entitled by operation of law by virtue of the Executive’s employment with the Company. The Executive further agrees that, from time to time, as may be requested by the Company and at the Company’s sole cost and expense, the Executive shall assist the Company in every proper and lawful way to obtain and from time to time enforce Proprietary Rights relating to Inventions in any and all countries. To this end, the Executive shall execute, verify and deliver such documents and perform such other acts (including appearances as a witness) as the Company may reasonably request for use in applying for, obtaining, perfecting, evidencing, sustaining and enforcing such Proprietary Rights and the assignment thereof. In addition, the Executive shall execute, verify and deliver assignments of such Proprietary Rights to the Company or its designees. The Executive’s obligation to assist the Company with respect to Proprietary Rights relating to such Inventions in any and all countries shall continue beyond the termination of the Executive’s employment with the Company. If the Company is unable, due to Executive’s unavailability or for any other reason, to secure Executive’s signature with respect to any documents in connection with any action described in this Section 6(iv), Executive hereby irrevocably designates and appoints the Company and its duly authorized officers and agents as Executive’s agent and attorney-in-fact, to act for and on Executive’s behalf and stead to execute such documents and to do all other lawfully permitted acts to further any application for, or any prosecution, issuance, maintenance, assignment or transfer of, any Inventions or Proprietary Rights pertaining or related to any such Inventions, or to otherwise carry out the purposes of this Agreement, with the same legal force and effect as if originally executed by Executive. This designation and appointment is deemed coupled with an interest and is irrevocable.

(v) Permissible Disclosure of Trade Secrets. Notwithstanding anything to the contrary contained herein, the Executive shall not be held criminally or civilly liable under any federal or state trade secret law for any disclosure of a trade secret that is made: (A) in confidence to a federal, state or local government official, either directly or indirectly, or to an attorney; and (B) solely for the purpose of reporting or investigating a suspected violation of law; or is made in a complaint or other document that is filed under seal in a lawsuit or other proceeding. If the Executive files a lawsuit for retaliation by the Company for reporting a suspected violation of law, the Executive may disclose the Company’s trade secrets to the Executive’s attorney and use the trade secret information in the court proceeding if the Executive: (1) files any document containing the trade secret under seal; and (2) does not disclose the trade secret, except pursuant to court order.

(d) Company Defined. As used in this Section 7, the term “Company” shall include Holdings, the Company and any direct or indirect subsidiaries and Affiliates thereof and any successors thereto.

8. Injunctive Relief. The Executive recognizes and acknowledges that a breach of any of the covenants contained in Sections 6 and 7 will cause irreparable damage to the Company and its goodwill, the exact amount of which will be difficult or impossible to ascertain, and that the remedies at law for any such breach will be inadequate. Accordingly, the Executive agrees that in the event of a breach of any of the covenants contained in Sections 6 and 7, in addition to any other remedy that may be available at law or in equity, the Company shall be entitled (without the necessity of showing economic loss or other actual damage) to specific performance and injunctive relief (including temporary restraining orders, preliminary injunctions and/or permanent injunctions) in any court of competent jurisdiction for any actual or threatened breach of any of the covenants set forth in Section 6 or 7. The preceding sentence shall not be construed as a waiver of the rights that the Company and its Affiliates may have for damages under this Agreement or otherwise, and all of the Company’s and its Affiliates’ rights shall be unrestricted.

9. Indemnification. During the Executive’s employment and service as a director or officer (or both) and at all times thereafter during which the Executive may be subject to liability, the Executive shall be entitled to indemnification set forth in the Company’s Certificate of Incorporation and By-laws to the maximum extent allowed under the laws of the State of Delaware. Executive shall be entitled to the protection of any insurance policies the Company may elect to maintain generally for the benefit of its directors and officers against all costs, charges and expenses incurred or sustained by him in connection with any action, suit or proceeding to which he may be made a party by reason of his being or having been a director, officer or employee of the Company or any of its subsidiaries (other than any dispute, claim or controversy arising under or relating to this Agreement). Notwithstanding anything to the contrary herein, the Executive’s rights under this Section 9 shall survive the termination of his employment for any reason and the expiration of this Agreement for any reason. For the avoidance of doubt, the Executive is not entitled to advancement of legal fees.

10. Cooperation. The Executive agrees that during and after his employment with the Company, upon reasonable notice and without the necessity of the Company’s obtaining a subpoena or court order, the Executive shall assist the Company and its Affiliates in the defense of any claims or potential claims that may be made or threatened to be made against the Company or any of its Affiliates in any action, suit or proceeding, whether civil, criminal, administrative, investigative or otherwise, that are not adverse to the Executive (each, an “Action”), and shall assist the Company and its Affiliates in the prosecution of any claims that may be made by the Company or any of its Affiliates in any Action, to the extent that such claims may relate to the Executive’s employment or the period of the Executive’s employment by the Company and its Affiliates. The Executive agrees, unless precluded by law, to promptly inform the Company if the Executive is asked to participate (or otherwise become involved) in any such Action. The Executive also agrees, unless precluded by law, to promptly inform the Company if the Executive is asked to assist in any investigation (whether governmental or otherwise) of the Company or any of its Affiliates (or their actions) to the extent that such investigation may relate to the Executive’s employment or the period of the Executive’s employment by the Company, regardless of whether a lawsuit has then been filed against the Company or any of its Affiliates with respect to such investigation. The Company or one of its Affiliates shall reimburse the Executive for all of the Executive’s reasonable out-of-pocket expenses associated with such cooperation following his Date of Termination.

11. Section 409A of the Code. The parties hereto acknowledge and agree that, to the extent applicable, this Agreement shall be interpreted in accordance with, and incorporate the terms and conditions required by, Section 409A of the Code and the Department of Treasury Regulations and other interpretive guidance issued thereunder, including without limitation any such regulations or other guidance that may be issued after the Effective Date (“Section 409A”). Notwithstanding any provision of this Agreement to the contrary, in the event that the Company determines that any amounts payable hereunder will be taxable currently to the Executive under Section 409A(a)(1)(A) of the Code and related Department of Treasury guidance, the Company and the Executive shall cooperate in good faith to (i) adopt such amendments to this Agreement and appropriate policies and procedures, including amendments and policies with retroactive effect, that they mutually determine to be necessary or appropriate to preserve the intended tax treatment of the benefits provided by this Agreement, to preserve the economic benefits of this Agreement, and to avoid less-favorable accounting or tax consequences for the Company, and/or (ii) take such other actions as mutually determined to be necessary or appropriate to exempt the amounts payable hereunder from Section 409A or to comply with the requirements of Section 409A and thereby avoid the application of penalty taxes thereunder; provided, however, that this Section 11 does not create an obligation on the part of the Company to modify this Agreement and does not guarantee that the amounts payable hereunder will not be subject to interest or penalties under Section 409A, and in no event whatsoever shall the Company or any of its Affiliates be liable for any additional tax, interest or penalties that may be imposed on the Executive as a result of Section 409A or any damages for failing to comply with Section 409A.

12. Corporate Opportunity. During the Term, the Executive shall submit to the Board all business, commercial and investment opportunities or offers presented to the Executive or of which the Executive becomes aware which relate to the business of the Company and its Subsidiaries at any time during the Term (“Corporate Opportunities”).Unless approved by the Board, the Executive shall not accept or pursue, directly or indirectly, any Corporate Opportunities on the Executive’s own behalf.

13. Assignment and Successors. The Company may assign its rights and obligations under this Agreement to any entity, including any successor to all or substantially all the assets of the Company, by merger or otherwise, and may assign or encumber this Agreement and its rights hereunder as security for indebtedness of the Company and its Affiliates. The Executive may not assign the Executive’s rights or obligations under this Agreement to any individual or entity. This Agreement shall be binding upon and inure to the benefit of the Company and the Executive and their respective successors, assigns, personnel, legal representatives, executors, administrators, heirs, distributees, devisees and legatees, as applicable. In the event of the Executive’s death following a termination of the Executive’s employment, all unpaid amounts otherwise due the Executive (including under Section 5) shall be paid to the Executive’s estate.

14. Governing Law. This Agreement shall be governed, construed, interpreted and enforced in accordance with the substantive laws of the State of Delaware, without reference to the principles of conflicts of law of Delaware or any other jurisdiction, and where applicable, the laws of the United States.

15. Validity. The invalidity or unenforceability of any provision or provisions of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement, which shall remain in full force and effect.

16. Notices. Any notice, request, claim, demand, document and other communication hereunder to any party hereto shall be effective upon receipt (or refusal of receipt) and shall be in writing and delivered personally or sent by nationally recognized overnight courier, or certified or registered mail, postage prepaid, to the following address (or at any other address as any party hereto shall have specified by notice in writing to the other party hereto):

(a) If to the Company:

Ionic Digital Inc.

2332 Galiano Street, 2nd Floor

Coral Gables, FL 33134

Attention: Elizabeth LaPuma, Chair of the Board

and a copy to (which shall not constitute notice):

White & Case LLP

1221 Avenue of the Americas

New York, New York 10020

Attention: Gregory Pesce

(b) If to the Executive, at the Executive’s most recent address on the payroll records of the Company.

17. Legal Fees. The Company shall reimburse the Executive for reasonable legal fees incurred in connection with the Executive’s negotiation and entrance into this Agreement up to a maximum limit of $15,000. Any such legal fees should be submitted as soon as practicable following the Executive’s execution of this Agreement.

18. Counterparts. This Agreement may be executed in several counterparts (including by facsimile transmission or electronic image scan (PDF)), each of which shall be deemed to be an original, but all of which together will constitute one and the same Agreement, and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other parties.

19. Entire Agreement. The terms of this Agreement (together with any other agreements and instruments contemplated hereby or referred to herein) is intended by the parties hereto to be the final expression of their agreement with respect to the employment of the Executive by the Company and may not be contradicted by evidence of any prior or contemporaneous agreement (including, without limitation, any term sheet). The parties hereto further intend that this Agreement shall constitute the complete and exclusive statement of its terms and that no extrinsic evidence whatsoever may be introduced in any judicial, administrative or other legal proceeding to vary the terms of this Agreement. This Section 19 shall not be used to limit or restrict the Executive’s obligations or the rights or remedies, whether express or implied, of the Company under any non-competition, non-solicitation or confidentiality policies of the Company that are applicable to the Executive.

20. Amendments; Waivers. This Agreement may not be modified, amended or terminated except by an instrument in writing signed by the Executive and a duly authorized officer of Company (other than the Executive) that expressly identifies the amended provision of this Agreement. By an instrument in writing similarly executed and similarly identifying the waived compliance, the Executive or a duly authorized officer of the Company may waive compliance by the other party or parties with any provision of this Agreement that such other party was or is obligated to comply with or perform; provided, however, that such waiver shall not operate as a waiver of, or estoppel with respect to, any other or subsequent failure to comply or perform. No failure to exercise and no delay in exercising any right, remedy or power hereunder shall preclude any other or further exercise of any other right, remedy or power provided herein or by law or in equity.

21. Construction. This Agreement shall be deemed drafted equally by both of the parties hereto. Its language shall be construed as a whole and according to its fair meaning. Any presumption or principle that the language is to be construed against any party shall not apply. The headings in this Agreement are only for convenience and are not intended to affect construction or interpretation. Any references to paragraphs, subparagraphs, sections or subsections are to those parts of this Agreement, unless the context clearly indicates to the contrary. Also, unless the context clearly indicates to the contrary: (a) the plural includes the singular, and the singular includes the plural; (b) “and” and “or” are each used both conjunctively and disjunctively; (c) “any,” “all,” “each,” or “every” means “any and all,” and “each and every”; (d) “includes” and “including” are each “without limitation”; and (e) “herein,” “hereof,” “hereunder,” and other similar compounds of the word “here” refer to the entire Agreement and not to any particular paragraph, subparagraph, section or subsection.

22. Dispute Resolution. The parties agree that any suit, action or proceeding brought by or against such party in connection with this Agreement shall be brought solely in any state or federal court within the State of Delaware. Each party expressly and irrevocably consents and submits to the jurisdiction and venue of each such court in connection with any such legal proceeding, including to enforce any settlement, order or award, and such party agrees to accept service of process by the other party or any of its agents in connection with any such proceeding.

EACH PARTY HEREBY IRREVOCABLY WAIVES ALL RIGHT TO A TRIAL BY JURY IN ANY SUIT, ACTION OR OTHER PROCEEDING INSTITUTED BY OR AGAINST SUCH PARTY IN RESPECT OF ITS RIGHTS OR OBLIGATIONS HEREUNDER.

23. Enforcement. If any provision of this Agreement is held to be illegal, invalid or unenforceable under present or future laws effective during the term of this Agreement, such provision shall be fully severable, this Agreement shall be construed and enforced as if such illegal, invalid or unenforceable provision were never a part of this Agreement, and the remaining provisions of this Agreement shall remain in full force and effect and shall not be affected by the illegal, invalid or unenforceable provision or by its severance from this Agreement. Furthermore, in lieu of such illegal, invalid or unenforceable provision, there shall be added automatically as part of this Agreement a provision as similar in terms to such illegal, invalid or unenforceable provision as may be possible and be legal, valid and enforceable.

24. Withholding. The Company shall be entitled to withhold from any amounts payable under this Agreement any federal, state, local and foreign withholding and other taxes and charges that the Company is required to withhold. The Company shall be entitled to rely on an opinion of counsel if any questions as to the amount or requirement of withholding shall arise.

25. Employee Representations. The Executive represents, warrants and covenants that (a) that the Executive has read and understands this Agreement, is fully aware of its legal effect, has not acted in reliance upon any representations or promises made by the Company other than those contained in writing herein, and has entered into this Agreement freely based on his own judgment, (b) the Executive has the full right, authority and capacity to enter into this Agreement and perform the Executive’s obligations hereunder, (c) the Executive is not bound by any agreement that conflicts with or prevents or restricts the full performance of Executive’s duties and obligations to the Company hereunder during or after the Term and (d) the execution and delivery of this Agreement shall not result in any breach or violation of, or a default under, any existing obligation, commitment or agreement to which the Executive is subject. Prior to execution of this Agreement, the Executive was advised by the Company of the Executive’s right to seek independent advice from an attorney of the Executive’s own selection regarding this Agreement. The Executive acknowledges that the Executive has entered into this Agreement knowingly and voluntarily and with full knowledge and understanding of the provisions of this Agreement after being given the opportunity to consult with counsel. The Executive further represents that in entering into this Agreement, Executive is not relying on any statements or representations made by any of the Company’s directors, officers, employees or agents that are not expressly set forth herein, and that the Executive is relying only upon Executive’s own judgment and any advice provided by Executive’s attorney.

26. Recovery of Amounts Paid. Executive acknowledges and agrees that Executive shall be subject to the applicable provisions of any clawback policy implemented by the Company from time to time that is generally applicable to similarly situated executives, including without limitation any policy implemented pursuant to Section 304 of the Sarbanes-Oxley Act and Section 954 of the Dodd-Frank Wall Street Reform and Consumer Protection Act and/or the rules and regulations of any applicable securities exchange.

[Signature page follows.]

The parties have executed this Agreement as of the date first written above.

IONIC DIGITAL INC.

By:	/s/ Elizabeth LaPuma
Name:	Elizabeth LaPuma
Title:	Chair of the Board

EXECUTIVE

By:	/s/ Andy Stewart
Name:	Andy Stewart

[Signature Page to Andy Stewart Employment Agreement]

Exhibit A

Omnibus Plan and PSU and RSU Award Agreements

[Attached.]

A-1